Exhibit 99.1

Contact:	For Immediate Release:
Hannah Nichols	May 1, 2024
NicholsHa@1stsource.com
574-235-2128

1st Source Corporation Announces the Promotion of Andrea Short to President

Short continues role as President and CEO of 1st Source Bank

South Bend, Ind. (May 1, 2024) – Christopher J Murphy III, Chairman and CEO of 1st Source Corporation and Chairman of 1st Source Bank announced today that as part of 1st Source’s long-term succession planning, the Board of 1st Source promoted Andrea G. Short to President of 1st Source Corporation. Prior to this promotion, she served as Executive Vice President of the Corporation and will continue to serve as President and CEO of 1st Source Bank. She will also remain a member of the Board of Directors of both 1st Source Corporation and 1st Source Bank.
The role was previously held by Mr. Murphy, who will continue to serve as Chairman and CEO of 1st Source Corporation, as well as Chairman of 1st Source Bank. Mr. Murphy stated that he is pleased with the Board’s decision to promote Andrea Short as it speaks to her longstanding growth within the company where she has been a champion of the company’s culture, its values, and its commitment to long term performance for the benefit of its clients and shareholders.
“She is a proven leader who believes in our mission of helping our clients achieve security, build their wealth, and realize their dreams,” said Mr. Murphy. “This promotion also validates our commitment to the development of much of our future leadership from within the company. Andrea brings knowledge, history, and years of strong performance to her new position. I look forward to continuing to work with her in the years ahead.”
In response to the Board’s action, Ms. Short stated: “I am honored to be promoted to President of 1st Source Corporation and have had the pleasure of working with a great team here throughout my career,” said Ms. Short. “I love 1st Source because we are a community bank focused on the success of our neighbors, our colleagues, our clients, and our shareholders. I look forward to continuing the long commitment to our Board along with the Morris, Carmichael,

Raclin, and Murphy families. I am excited to lead our team as we continue to serve our communities well.”
Andrea Short has 40 years of banking experience with 26 of them at 1st Source. She began her career at 1st Source Bank in 1998 as Tax Director. In September of 2001, she was promoted to Vice President and Controller, responsible for all finance and accounting functions. In 2011, she was promoted to Senior Vice President, and in 2013 to Chief Financial Officer and Principal Accounting Officer. In October of 2014, she was promoted to Executive Vice President and given responsibility for the Loan and Retail Operations functions. In July of 2020, Ms. Short added the role of President of 1st Source Bank and a year later, relinquished the Chief Financial Officer role to focus all her energies as President of the Bank. In December of 2022, she also became CEO of the Bank.
Ms. Short is a Certified Public Accountant with a Bachelor of Arts from Alma College. She completed the University of Chicago Booth School of Business’ Chicago Management Institute and Northwestern University Business School’s Executive Marketing Program. She later graduated from the Harvard Business School’s Advanced Management Program. In her community, she has been involved with numerous organizations and currently serves on the Board of the South Bend Elkhart Regional Partnership and as Treasurer and Secretary of the Medical Education Foundation.

Andrea G. Short
1st Source Corporation, parent company of 1st Source Bank, has assets of $8.7 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 78 banking centers, 18 1st Source Bank Specialty Finance Group locations nationwide, nine Trust and Wealth Advisory Services locations, 10 1st Source Insurance offices, and three loan production offices. For more than 160 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit https://www.1stsource.com/.
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